SMITH HELMS MULLISS & MOORE, L.L.P.
                               Attorneys at Law
                             Post Office Box 31247
                         Charlotte, North Carolina  28231
                                 Tel (704) 343-2000
                                 Fax (704) 334-8467

                                   May 29, 1998


First Charter Corporation
22 Union Street, North
Concord, North Carolina 28025

    RE:  Registration Statement on Form S-8
         300,000 Shares of Common Stock
         1999 Employee Stock Purchase Plan


Ladies and Gentlemen:

    In connection with the possible offering and sale from time to time of up to 300,000 shares of the common stock (the "Shares") of First Charter Corporation (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on May 29, 1998 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective, and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

    We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and (2) to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                             Very truly yours,


                             /s/ SMITH HELMS MULLISS & MOORE, L.L.P.